Exhibit 5.1

K&L Gates LLP 1 Park Plaza Twelfth Floor Irvine, CA 92614 T +1 949 253 0900 F +1 949 253 0902 klgates.com

December 22, 2017

ADOMANI, Inc.

4740 Green River Road, Suite 106

Corona, California 92880

Ladies and Gentlemen:

We have acted as counsel to ADOMANI, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1, as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (i) 3,500,000 units (the “Units”) of the Company, each such Unit representing one authorized but unissued share of common stock of the Company, par value $0.00001 per share (the “Common Stock”), and a warrant (the “Warrants”) to purchase 1.5 shares of Common Stock (the “Warrant Shares”); (ii) all shares of Common Stock issued as part of the Units (the “Shares”); (iii) all Warrants issued as part of the Units; and (iv) all shares of Common Stock underlying the Warrants (altogether, the “Securities”). This opinion letter is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

You have requested our opinions as to the matters set forth below in connection with the Registration Statement. For purposes of rendering our opinions, we have examined: (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, (iii) the Bylaws of the Company, (iv) certain resolutions of the Board of Directors of the Company and such other records of corporate actions of the Company relating to the Registration Statement and the authorization for issuance and sale of the Securities, and matters in connection therewith, (v) the following documents, each in the form filed with the Commission as exhibits to the Registration Statement (except as noted below): (a) the placement agency agreement (as proposed to be entered into by and between the Company and the placement agent) (the “Placement Agency Agreement”), (b) the form of securities purchase agreement, a draft of which has been provided to us, pursuant to which the Company proposes to issue the Units to investors (the “Purchase Agreements”), and (c) the form of each Warrant and (vi) the Company’s stock ledger. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Company.

In rendering our opinion, we have made the assumptions that are customary in opinion letters of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have also assumed the following: (i) the Purchase Agreements, as executed, constitute a legal, valid, and binding obligation of each of the parties thereto in accordance with their terms under New York law, (ii) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of a share of Common Stock offered and sold pursuant to a Purchase Agreement (whether upon exercise of a Warrant or otherwise) for such issuance, (iii) the Board of Directors of the Company will adopt a resolution providing that all shares of Common Stock shall be uncertificated in accordance with Section 158 of the Delaware General Corporation Law (the “DGCL”), prior to their issuance, (iv) the issuance of each share of Common Stock offered and sold pursuant to a Purchase Agreement (whether upon exercise of a Warrant or otherwise) will be duly noted in the Company’s stock ledger upon its issuance, (v) the Company will receive consideration for each share of Common Stock offered and sold pursuant to a Purchase Agreement (whether upon exercise of a Warrant or otherwise) at least equal to the par value of such share of Common Stock and in the amount required by the Purchase Agreement, (vi) the resolutions of the Board of Directors of the Company relating to the Placement Agency Agreement, the form of Purchase Agreement, the Registration Statement and the authorization for issuance and sale of the Securities, and matters in connection therewith, have not been revoked, rescinded or amended as of the date hereof and are in full force and effect and (vii) the Prospectus has not been withdrawn, amended or revoked in any manner adverse to our opinion prior to payment for the Securities. We have not verified any of those assumptions.

Page 2 December 22, 2017

The opinions expressed below are limited to the DGCL.

Based upon and subject to the foregoing, it is our opinion that:

1.                  The Shares have been duly authorized by the Company and, when issued and delivered in accordance with the terms of Purchase Agreements, will be validly issued, fully paid and nonassessable.

2.                  The Warrant Shares have been duly authorized by the Company and, when and if paid for, issued and delivered in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm in the Prospectus under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP